[LOGO]	PRESS RELEASE
For Immediate Release
Contact: Sean Dell’Orto (703) 336-4921

HIGHLAND HOSPITALITY CORPORATION ANNOUNCES ACQUISITION OF

THE DALLAS/FORT WORTH AIRPORT MARRIOTT HOTEL

MCLEAN, VA, May 11, 2004—Highland Hospitality Corporation (NYSE:HIH), a newly formed lodging real estate investment trust, or REIT, announced today the acquisition of the 491- room Dallas/Fort Worth Airport Marriott hotel for $59 million in cash, plus customary closing adjustments, or $120,000 per room. Highland purchased the hotel from Host Marriott Corporation (NYSE:HMT) and assumed the existing management contract under which Marriott International (NYSE:MAR) will continue to operate the hotel.

James L. Francis, Highland’s President and CEO, stated, “The Dallas/Fort Worth Airport Marriott is a market-leading hotel in a major airport location. This acquisition fits well with our stated strategy of investing in upscale full-service hotels in major urban and airport markets. We expect the hotel to continue to perform well and provide us with a strong return on investment and position us to benefit from improving market conditions.”

Located just one mile from the Dallas/Fort Worth International Airport and 15 miles from downtown Dallas, the hotel is comprised of 491 rooms and contains 18,000 square feet of meeting space. Amenities include complimentary high-speed internet access, indoor and outdoor pools, fitness club, three food and beverage outlets, complimentary airport shuttle services, two-line speaker phones and data ports. Area attractions include the Grapevine Mills Mall, Bass Pro Outdoor World, Irving Arts

[LOGO]	PRESS RELEASE
For Immediate Release
Contact: Sean Dell’Orto (703) 336-4921

Center, AMC 30 Screen Theater, Dr. Pepper Star Center and Texas Stadium. In addition to the airport, local demand generators include such companies as Abbott Labs, Siemens, Verizon Communications, Nokia, First Horizon, Canon, American Honda, Cap Gemini, Ernst & Young and Nissan North America.

Highland Hospitality Corporation is a newly formed, self-advised lodging real estate investment trust, or REIT, focused on hotel investments primarily in the United States. The Company now owns eight hotel properties with an aggregate of 2,216 rooms in five states. Additional information can be found on the company’s website at www.highlandhospitality.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Highland’s control. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.